EXHIBIT 10.1

NATIONAL PENN BANCSHARES, INC. CAPITAL ACCUMULATION PLAN
(Amended and Restated Effective January 1, 1997)

(Revised 2001)

Amendment No. 9

National Penn Bancshares, Inc. (the "Company") adopted the National Penn Bancshares, Inc. Capital Accumulation Plan (Amended and Restated Effective January 1, 1997) (Revised 2001)(the "Plan") for the benefit of certain of its Employees (as defined in the Plan) and its subsidiaries' Employees. The Company subsequently amended the Plan by Amendment Nos. 1-8 thereto.

The Company hereby amends Schedule A to the Plan to make entries under the heading "Entity" and "Date" as hereinafter set forth.

Entity	Date

Pennsurance, Inc.	July 1, 2004

D.E. Love Associates, Inc.	December 1, 2004

Krombolz Agency, Inc.	January 1, 2005

Executed this 29th day of March, 2005.

Attest:	NATIONAL PENN BANCSHARES, INC.

By: /s/ Earl Houseknecht	By: /s/ Sharon L.Weaver
Chair, Administrative Committee
(Corporate Seal)